Psychemedics Corporation Announces First Quarter Earnings

DECLARES 75th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., April 27, 2015 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced first quarter financial results for the period ended March 31, 2015. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of May 8, 2015 to be paid on May 18, 2015. This will be the Company's 75th consecutive quarterly dividend.

The Company's revenue for the quarter ended March 31, 2015 was $6.75 million versus $7.0 million for the quarter ended March 31, 2014, a decrease of 4%. Net income for the quarter ended March 31, 2015 was $278 thousand or $0.05 per diluted share, versus $756 thousand or $0.14 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Revenue for the quarter was down slightly from last year. This was driven primarily by a major slowdown in hiring in a few sectors of the economy and less than solid growth in other business sectors. Two headlines in the April 1st edition of USA Today captured our experience in the first quarter --- "Falling Oil Prices Cost 100K Jobs" and "Jobs News Not As Good As It Sounds." The good news is that we have not lost any significant clients and we continue to gain new clients.

"As I have previously reported, we believe we have a very exciting opportunity in Brazil. The Brazilian Federal Government had passed regulations that would require professional drivers in the transportation industry to pass a hair drug test when obtaining or renewing their driver's license. This testing was to begin in July 2014, but was delayed while a proposed law that required drivers be drug tested on a more rigorous basis than the requirements under the regulation was being considered. As we noted in our 2014 annual report, the law has now passed by the Brazilian Congress and signed by the President in March 2015, and testing is expected to begin in June 2015.

"This is an exciting opportunity. However, in order to service this potential volume, we have made significant investments in plant, equipment and people. The impact from these investments in the first quarter of 2015 was estimated at $0.05 per diluted share. Earnings were also impacted by an increased investment in Sales & Marketing, with additional personnel and additional support for strategic information systems.

"Our balance sheet remains strong with $2.7 million of cash. Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward. Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 75th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. With its patented process, the Company has served thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, foreign drug testing laws and regulations, testing of professional drivers, and specifically the timing of implementation of requirements regarding such testing and required investments in plant, equipment and people) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian drivers license laws and regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation
Statements of Comprehensive Income
(UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014

Revenues	$ 6,755,741	$ 7,044,821
Cost of revenues	3,416,873	3,249,039

Gross profit	3,338,868	3,795,782

Operating Expenses:
General & administrative	1,144,090	1,184,147
Marketing & selling	1,288,481	1,098,600
Research & development	455,782	344,983

Total Operating Expenses	2,888,353	2,627,730

Operating income	450,515	1,168,052
Other income (expense)	(33,327)	1,549

Net income before provision for income taxes	417,188	1,169,601

Provision for income taxes	139,666	413,442

Net income and comprehensive income	$ 277,522	$ 756,159

Basic net income per share	$0.05	$0.14

Diluted net income per share	$0.05	$0.14

Dividends declared per share	$0.15	$0.15

Weighted average common shares outstanding, basic	5,375,061	5,317,836

Weighted average common shares outstanding, diluted	5,401,998	5,371,418

Psychemedics Corporation
Balance Sheets
(UNAUDITED)

	March 31,	December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$ 2,745,602	$ 3,612,153
Accounts receivable, net of allowance for doubtful accounts
of $74,557 in 2015 and $95,525 in 2014	4,489,866	4,078,133
Prepaid expenses and other current assets	1,016,748	689,995
Income tax receivable	831,158	1,819,743
Deferred tax assets	438,618	376,529

Total Current Assets	9,521,992	10,576,553
Fixed Assets, net of accumulated amortization and depreciation
of $6,125,058 in 2015 and $5,788,551 in 2014	12,654,648	12,740,131
Other assets	742,958	761,025

Total Assets	$ 22,919,598	$ 24,077,709

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 474,953	$ 845,071
Accrued expenses	1,281,829	1,351,333
Current portion of long-term debt	1,399,925	1,399,925

Total Current Liabilities	3,156,707	3,596,329

Long-term debt	4,498,177	4,848,158
Deferred tax liabilities, long-term	2,796,666	2,796,666
Total Liabilities	10,451,550	11,241,153

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
6,043,191 shares issued in 2015 and 2014	30,216	30,216
Additional paid-in capital	29,614,253	29,454,023
Accumulated deficit	(7,094,632)	(6,565,894)
Less - Treasury stock, at cost, 668,130 shares	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,468,048	12,836,556

Total Liabilities and Shareholders' Equity	$ 22,919,598	$ 24,077,709

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com